UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐   Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

ENERGIZER HOLDINGS, INC.

(Exact name of Registrant as Specified In Its Charter)

(Name of  Person(s) Filing Proxy Statement, if other than the Registrant)

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ENERGIZER HOLDINGS, INC.
533 Maryville University Drive
St. Louis, Missouri 63141

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Energizer Holdings, Inc. to be held at 2:30 p.m. on Monday, January 26, 2004 at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141.

We hope you will attend in person. If you plan to do so, please bring the enclosed Shareholder Admittance Ticket with you.

Whether you plan to attend the meeting or not, we encourage you to read this Proxy Statement and vote your shares. You may sign, date and return the enclosed proxy as soon as possible in the postage-paid envelope provided, or you may vote by telephone or via Internet. However you decide to vote, we would appreciate your voting as soon as possible.

We look forward to seeing you at the Annual Meeting!

J. PATRICK MULCAHY Chief Executive Officer

December 9, 2003

ENERGIZER HOLDINGS, INC.
533 Maryville University Drive
St. Louis, Missouri 63141

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

The Annual Meeting of Shareholders of Energizer Holdings, Inc. will be held at 2:30 p.m. on Monday, January 26, 2004, at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141.

The purpose of the meeting is to:

elect three directors to serve three-year terms ending at the Annual Meeting held in 2007, and one director to serve a one-year term ending at the Annual Meeting held in 2005, or until their respective successors are elected and qualified;

and to act upon such other matters as may properly come before the meeting.

You may vote if you are a shareholder of record on November 21, 2003. It is important that your shares be represented and voted at the Meeting. Please vote in one of these ways:

  USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card;
  VISIT THE WEB SITE noted on the enclosed proxy card to vote via the Internet; OR
  MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

By Order of the Board of Directors,

Timothy L. Grosch Secretary

December 9, 2003

PROXY STATEMENT ------- VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

The Board of Directors is soliciting proxies to be used at the 2004 Annual Meeting. This proxy statement and the form of proxy will be mailed to shareholders beginning December 9, 2003.

Who Can Vote

Record holders of Energizer Holdings, Inc. Common Stock on November 21, 2003 may vote at the meeting. On November 21, 2003, there were 85,145,625 shares of Common Stock outstanding. The shares of Common Stock held in the Company’s treasury will not be voted.

How You Can Vote

There are three voting methods:
  Voting by Mail. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided.
  Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number on the enclosed proxy card.
  Voting by Internet. You can also vote via the Internet. The web site for Internet voting is on the enclosed proxy card, and voting is available 24 hours a day.
If you vote by telephone or via the Internet you should not return the proxy card.

How You May Revoke or Change Your Vote

You can revoke the proxy at any time before it is voted at the meeting by:
  sending written notice of revocation to the Secretary;
  submitting another proper proxy by telephone, Internet or paper ballot; or
  attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote at the meeting.
General Information on Voting

You are entitled to cast one vote for each share of Common Stock you own on the record date. Shareholders do not have the right to vote cumulatively in electing directors. The election of each director nominee must be approved by a majority of shares entitled to vote and represented at the Annual Meeting in person or by proxy. Shares represented by a proxy marked "abstain" on any matter, or that provide that a vote be withheld with respect to the election of any one or more of the nominees for election as directors, will be considered present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have voted in favor of the proposal or nominee. Therefore, any proxy marked "abstain" will have the effect of a vote against the matter. Shares represented by a proxy as to which there is a "broker non-vote" (for example, where a broker does not have discretionary authority to vote the shares), will be considered present at the meeting for purposes of determining a quorum, but will have no effect on the vote.

All shares that have been properly voted – whether by telephone, Internet or mail – and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you sign the enclosed proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed proxy card will have the discretion to vote on those matters for you. At the date this proxy statement went to press, no other matters had been raised for consideration at the Annual Meeting.

Voting By Participants in the Company’s Savings Investment Plan

If you participate in the Company’s Savings Investment Plan and had an account in the Energizer Common Stock Fund on November 13, 2003, the proxy will also serve as voting instructions to the trustee for that plan, Vanguard Fiduciary Trust Company, an affiliate of The Vanguard Group of Investment Companies, for the shares of Common Stock credited to your account on that date. If the trustee does not receive directions with respect to any shares of Common Stock held in the plan, it will vote those shares in the same proportion as it votes shares for which directions were received.

Costs of Solicitation

The Company will pay for preparing, printing and mailing this proxy statement. We have engaged Georgeson & Company, Inc. to help solicit proxies from shareholders for a fee of $11,000 plus its expenses. Proxies may also be solicited personally or by telephone by regular employees of the Company without additional compensation, as well as by employees of Georgeson. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

Compliance With Section 16(a) Reporting

The rules of the Securities and Exchange Commission require that the Company disclose late filings of reports of stock ownership and changes in stock ownership by its directors and executive officers. To the best of the Company’s knowledge, all of the filings for the Company’s executive officers and directors were made on a timely basis in 2003.

ITEM 1.
ELECTION OF DIRECTORS

The Board of Directors currently consists of eleven members and is divided into three classes, with one class currently consisting of five members, and two classes consisting of three members each, with terms of service expiring at successive Annual Meetings. However, Mr. F. Sheridan Garrison has announced his intention to retire from the Board of Directors as of the end of his current term, which expires at the 2004 Annual Meeting, and at that time the Board will be reduced to ten members. In addition, Dr. Danforth has also indicated a desire to retire from the Board as of the end of his current term, which expires as of the 2005 Annual Meeting.

In order to equalize the classes in light of these retirements, three directors will be elected at the 2004 Annual Meeting to serve for a three-year term expiring at our Annual Meeting in the year 2007, and one director will be elected to serve for a one-year term expiring at our Annual Meeting in the year 2005. Thereafter, following Dr. Danforth’s retirement, the Board will consist of three classes of three directors each. The Board has nominated John R. Roberts, John E. Klein, R. David Hoover and W. Patrick McGinnis for election as directors at this Meeting, with Messrs. Roberts, Klein and Hoover to serve until the 2007 Annual Meeting, and Mr. McGinnis to serve until the 2005 Annual Meeting. Each nominee is currently serving as a director and has consented to serve for a new term. Each nominee elected as a director will continue in office until his successor has been elected and qualified. If any nominee is unable to serve as a director at the time of the Annual Meeting, your proxy may be voted for the election of another person the Board may nominate in his place, unless you indicate otherwise.

Vote Required. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote and represented in person or by proxy is required for the election of each director.

The Board of Directors recommends a vote FOR the election of these nominees for election as directors.

INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS

Please review the following information about the nominees and other directors continuing in office. The ages shown are as of December 31, 2003.

JOHN R. ROBERTS , Director Since 2003, Age 62
(Standing for election at this meeting for a term expiring in 2007)

Executive Director, Civic Progress St. Louis (civic organization); retired Managing Partner, Mid-South Region, Arthur Andersen LLP (public accountancy). Also a director of Union Planters Corporation.

JOHN E. KLEIN , Director Since 2003, Age 58
(Standing for election at this meeting for a term expiring in 2007)

President and Chief Executive Officer, Bunge North America, Inc. (agribusiness). Also a director of Embrex, Inc.

R. DAVID HOOVER , Director Since 2000, Age 58
(Standing for election at this meeting for a term expiring in 2007)

Chairman, President and Chief Executive Officer, Ball Corporation (beverage and food packaging and aerospace products and services). Also a director of Ball Corporation.

W. PATRICK MCGINNIS , Director Since 2002, Age 56
(Standing for election at this meeting for a term expiring in 2005)

Chief Executive Officer and President, Nestlé Purina PetCare Company (pet foods and related products). Also a director of Brown Shoe Company, Inc.

WILLIAM H. DANFORTH , Director Since 2000, Age 77 (Continuing in Office - Term Expiring in 2005) Trustee and former Chancellor, Washington University.

RICHARD A. LIDDY , Director Since 2000, Age 68
(Continuing in Office – Term Expiring in 2005)

Retired Chairman and CEO, GenAmerica Corporation (insurance holding company) and Retired Chairman of the Board of the Reinsurance Group of America, Incorporated (insurance). Also a director of Brown Shoe Company, Inc., Ralcorp Holdings, Inc. and Ameren Corporation.

JOE R. MICHELETTO, Director Since 2000, Age 67
(Continuing in Office – Term Expiring in 2005)

Vice Chairman of the Board, Ralcorp Holdings, Inc. Retired CEO and President, Ralcorp Holdings, Inc. (food products). Also a director of Ralcorp Holdings, Inc. and Vail Resorts, Inc.

J. PATRICK MULCAHY , Director Since 2000, Age 59 (Continuing in Office - Term expiring in 2006) Chief Executive Officer, Energizer Holdings, Inc. Also a director of Solutia, Inc.

WILLIAM P. STIRITZ , Director Since 2000, Age 69
(Continuing in Office - Term expiring in 2006)

Chairman of the Board and Chairman of the Energizer Holdings, Inc. Management Strategy and Finance Committee. Also a director of Ball Corporation, The May Department Stores Company, Ralcorp Holdings, Inc. and Vail Resorts, Inc.

PAMELA M. NICHOLSON , Director Since 2002, Age 44 (Continuing in Office - Term expiring in 2006) Executive Vice President, North American Operations, Enterprise Rent-A-Car (auto leasing).

BOARD OF DIRECTORS STANDING COMMITTEES

Board Member	Board	Audit	Executive	Finance	Nominating and Executive Compensation

William H. Danforth	x	x	x	x	x*
F. Sheridan Garrison	x			x	x
R. David Hoover	x			x*
John E. Klein	x		x	x	x
Richard A. Liddy	x	x	x	x	x
W. Patrick McGinnis	x		x	x
Joe R. Micheletto	x		x	x	x
J. Patrick Mulcahy	x		x	x
Pamela M. Nicholson	x	x	x	x	x
John R. Roberts	x	x*	x	x	x
William P. Stiritz	x*		x *	x
Meetings held in 2003	6	6	2	0	5

*Chairperson

Audit: Reviews auditing, accounting, financial reporting and internal control functions. Responsible for engaging and supervising our independent accountants, resolving differences between management and our independent accountants regarding financial reporting, pre-approving all audit and non-audit services provided by our independent accountants, and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. All members are independent and financially literate in accordance with the criteria established by the Securities and Exchange Commission and the New York Stock Exchange. The Board of Directors of the Company has elected John R. Roberts as Chair of the Audit Committee, effective September 22, 2003, and has determined that he is both independent and an audit committee financial expert, as defined by Securities and Exchange Commission guidelines. A copy of the Charter of the Audit Committee is attached to this Proxy Statement as Exhibit A.

Executive: May act on behalf of the Board in the intervals between Board meetings.

Finance: Reviews the Company’s financial condition, objectives and strategies and makes recommendations to the Board concerning financing requirements, dividend policy, foreign currency management and pension fund performance.

Nominating and Executive Compensation: Sets compensation of executive officers, approves deferrals under the Company’s Deferred Compensation Plan, administers the Company’s 2000 Incentive Stock Plan and grants stock options and other awards under that plan. Monitors management compensation and benefit programs, and reviews principal employee relations policies. Recommends nominees for election as directors or executive officers to the Board. Also recommends committee memberships and compensation and benefits for directors. All members are non-employee directors.

The Nominating and Executive Compensation Committee will consider suggestions from shareholders regarding possible director candidates for the terms of Board members expiring in 2005. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company. See "Shareholder Proposals for 2005 Annual Meeting" for details regarding the procedures and timing for the submission of such suggestions.

During fiscal year 2003, all directors attended 75% or more of the Board meetings and Committee meetings on which they served during their period of service.

Director Compensation

All directors, other than J. Patrick Mulcahy, received the following fees for serving on the Board or its Committees. Mr. Mulcahy received no compensation other than his normal salary from the Company for his service on the Board and its Committees.

Annual Retainer	$30,000
Fee for Each Board Meeting	$1,000
Fee for Each Committee Meeting	$1,000

The chairpersons of the Committees also received an additional annual retainer of $2,000 for each Committee that they chaired. In his capacity as an executive officer of the Company, Mr. Stiritz is permitted use of Company aircraft for personal travel and is reimbursed for taxes associated with such use, and such reimbursement, as is Mr. Mulcahy.

Stock Awards

On May 8, 2000, each non-employee director at that time received an option to purchase 10,000 shares of Common Stock of the Company at $17.00, the closing price for such shares on that date on the New York Stock Exchange composite index. Mr. Stiritz received an option to purchase 500,000 shares of Common Stock at the closing price on that date. Each director appointed since that initial grant has also received an option to purchase 10,000 shares on the date of his or her appointment to the Board, at the closing price of the Common Stock on that date. All of these options, which were granted under the Company’s 2000 Incentive Stock Plan and have a ten year term, are exercisable at the rate of 20% per year, beginning on the first anniversary of the date of grant. They are exercisable prior to that date upon the director’s death, declaration of total and permanent disability, retirement or resignation from the Board, or upon a change in control of the Company.

On May 8, 2000, each non-employee director also received a restricted stock equivalent award, under which the director was credited with a restricted stock equivalent for each share of the Company's Common Stock he acquired prior to May 8, 2002, up to a limit of 10,000 shares. Mr. Stiritz received a similar award, but with a limit of 130,000 shares. Each director appointed since that initial grant has been granted a similar award, up to a limit of 10,000 shares, with respect to shares of Common Stock they acquire prior to the end of the two-year period commencing on the date of grant. (The Board has determined, however, that a similar award will not be granted to new directors appointed in the future.) The equivalents granted vest three years from crediting and convert, at that time, into an equal number of shares of Common Stock. They also vest upon a director’s death, declaration of total and permanent disability, or upon a change in control of the Company. (Upon Mr. Johnson’s resignation from the Board of Directors in January of 2003, the Nominating and Executive Compensation Committee elected to accelerate the vesting of his stock equivalents.) If elected by the director, conversion can be deferred until the director terminates service on the Board. As of November 1, 2003 the following directors are credited with the indicated number of restricted stock equivalents: Mr. Micheletto – 8,500 equivalents; Mr. Liddy – 1,000 equivalents; Mr. Hoover – 7,000 equivalents; Mr. Garrison – 2,000 equivalents and Mr. Roberts – 10,000 equivalents.

Deferred Compensation Plan

Directors can elect to have their retainer and meeting fees paid monthly in cash, or defer payment until their resignation from the Board, under the terms of the Energizer Holdings, Inc. Deferred Compensation Plan. Under that Plan, they can defer in the form of stock equivalents under the Energizer Common Stock Unit Fund, which tracks the value of the Company’s Common Stock, they can defer into the Prime Rate Option, under which deferrals are credited with interest at Morgan Guaranty Trust Company of New York’s prime rate, or they can defer into any of the Measurement Fund Options which track the performance of the Vanguard investment funds offered under the Company’s Savings Investment Plan. Deferrals in the Energizer Common Stock Unit Fund during each calendar year are increased by a match from the Company at the end of that year. For the year 2003 the Company set the matching contribution at 33 1/3% for Directors. Deferrals in the Plan are paid out in a lump sum in cash within 60 days following the director’s termination of service on the Board.

Compensation Committee Interlocks and Insider Participation

Mr. Stiritz, Chairman of the Management Strategy and Finance Committee, and Chairman of the Board of the Company, is Chairman of the Nominating and Compensation Committee of the Board of Directors of Ralcorp Holdings, Inc., and also serves on the Human Resources Committee of the Board of Directors of Ball Corporation. Mr. Micheletto, a director of the Company, was, until September 30, 2003, the Chief Executive Officer and President of Ralcorp Holdings, Inc. Mr. Hoover, also a director of the Company, is the Chairman, President and Chief Executive Officer of Ball Corporation. Mr. Micheletto serves on the Nominating and Executive Compensation Committee of the Company’s Board of Directors and Mr. Hoover served on that Committee prior to his resignation therefrom in January, 2003.

Certain Relationships and Related Transactions

Guaranteed Loans for Officers

Under the Company’s Shareholder Value Commitment Program, the Company granted restricted stock equivalent awards to encourage direct, long-term ownership of its Common Stock by directors and certain officers and key executives. Under the program, individual purchases of shares of Common Stock, up to a maximum per individual, were matched with an equal number of restricted stock equivalents which vest and convert into shares of Common Stock three years from the date of crediting. Purchases of Common Stock by certain officers in that Program were financed under personal lines of credit extended to the officers by Bank of America. The Company guaranteed the credit lines, but each officer has agreed to indemnify the Company if it incurs any loss under its guarantee, and has agreed that the Company may set off such losses against amounts that it may otherwise owe to him. Upon passage of the Sarbanes-Oxley Act of 2002, the Company and Bank of America amended the guarantee to provide that it would not extend to any drawdowns under the existing lines of credit after the effective date of the Act. The largest aggregate amount owed during fiscal 2003 on each of the executive officers’ credit lines, to the extent guaranteed by the Company, was as follows: Mr. McClanathan - $287,233; Mr. Conrad - $459,698 and Mr. Sescleifer - $358,062.

OTHER BUSINESS

The Board knows of no business which will be presented at the 2004 Annual Meeting other than that described above. The Company’s Bylaws provide that shareholders may nominate candidates for directors or present a proposal or bring other business before an Annual Meeting only if they give timely written notice of the nomination or the matter to be brought not less than 90 nor more than 120 days prior to the Meeting. No such notice with respect to the 2004 Annual Meeting was received by the deadline of October 28, 2003.

SELECTION OF AUDITORS

The Audit Committee, in accordance with authority granted in its charter by the Board, appointed PricewaterhouseCoopers LLP as independent accountants for the current fiscal year. PricewaterhouseCoopers LLP has served as the Company’s independent accountant for fiscal years 2000, 2001, 2002 and 2003. A representative of that firm will be present at the 2004 Annual Meeting of Shareholders and will have an opportunity to make a statement, if desired, as well as to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers LLP

	FY 02	FY 03
Audit Fees	$1,275,000	$1,839,000
Audit-Related Fees	$ 169,426	$ 220,900
Tax Fees
Tax Compliance/ preparation	$ 399,757	$ 691,000
Other Tax Services	$ 148,750	$ 233,000

Total Tax Fees	$ 548,507	$ 924,000
All Other Fees	$ 68,272	$ 172,400
Total Fees	$2,061,205	$3,156,300

Services Provided by PricewaterhouseCoopers LLP

Under new regulations issued by the Securities and Exchange Commission, the table above discloses fees paid to PricewaterhouseCoopers LLP ("PwC") during the last two fiscal years for the following professional services:

Audit Fees – These are fees for professional services performed by PwC for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees – These are fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; internal control reviews; attestations by PwC that are not required by statute or regulation; and consulting on financial accounting/reporting standards.

Tax Fees – These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from "Audit-Related" items.

All Other Fees – These are fees for other permissible work performed by PwC that does not meet the above category descriptions. This includes litigation assistance, tax filing and planning for individual employees involved in the Company’s expatriate program and various local engagements that are permissible under applicable laws and regulations.

Under prior Securities and Exchange Commission rules relating to disclosure of the fees billed by PwC during the last fiscal year, in somewhat different categories, the fees were: $1,839,000 for Audit Fees, $0 for Financial Information Systems Design and Implementation, and $1,317,300 for All Other Fees (combining Audit-Related Fees, Tax Fees and All Other Fees from the above table).

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Common Stock. There were no persons known by the Company to beneficially own at least 5% of the Company’s common stock as of November 1, 2003.

COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below contains information regarding stock ownership of directors and executive officers as of November 1, 2003. It does not reflect any changes in ownership that may have occurred after that date.

Directors And Executive Officers	Shares Beneficially Owned	Shares held in Savings Investment Plan ( A )	Options Exercisable Within 60 Days ( B )	% of Shares Outstanding ( C ) (*denotes less than 1%)
William H. Danforth	1,609,098 ( D )( H )	0	10,000	1.86%
F. Sheridan Garrison	2,000	0	10,000	*
R. David Hoover	13,000 ( H )	0	10,000	*
John E. Klein	1,700	0	10,000	*
Richard A. Liddy	25,000 ( H )	0	10,000	*
Joe R. Micheletto	11,508 ( H )	0	10,000	*
W. Patrick McGinnis	38,918	0	10,000	*
Pamela M. Nicholson	0	0	10,000	*
John R. Roberts	10,000	0	10,000	*
William P. Stiritz	3,307,233 ( E )( H )	0	500,000	4.38%
J. Patrick Mulcahy	441,843 ( F )( H )	28,517	300,000	*
Patrick C. Mannix	168,186 ( H )	7,606	90,000	*
Joseph E. Lynch	0	260	0	*
Ward M. Klein	37,840 ( H )	5,224	110,000	*
Joseph W. McClanathan	21,859 ( H )	3,700	75,000	*
All Officers and Directors	5,727,715 (G)(H)	50,338	1,422,500	8.29%

In general, "beneficial ownership" includes those shares a director or executive officer has the power to vote or transfer, as well as shares owned by immediate family members that reside with the director or officer. Unless otherwise indicated below, directors and executive officers named in the table above have sole voting and investment authority with respect to the shares set forth in the table. The table above also indicates shares that may be obtained within 60 days upon the exercise of options, or upon the conversion of vested stock equivalents into shares of common stock.

(A)      Column indicates the most recent approximation of the number of shares of Common Stock as to which participants in the Company’s Savings Investment Plan have voting and transfer rights. Shares of Common Stock which are held in the Plan are not directly allocated to individual participants but instead are held in a separate fund in which participants acquire units. Such fund also holds varying amounts of cash and short-term investments. The number of shares allocable to a participant will vary on a daily basis based upon the cash position of the fund and the market price of the stock.

(B)      Under the terms of the stock option agreements granted to the directors, other than Mr. Mulcahy, all options granted to a director vest and become exercisable in the event that he or she retires or resigns from the Board.

(C)      The number of shares outstanding for purposes of this calculation was the number outstanding as of November 1, 2003 plus the number of shares which could be acquired upon the exercise of options by all officers and directors, and the conversion of vested stock equivalents.

(D)      Mr. Danforth has sole voting and investment powers respecting 62,050 shares of Common Stock. He shares voting and investment powers with respect to 1,537,048 shares, which includes 709,524 shares held in a trust which are not reported on his Section 16 reports. Mr. Danforth disclaims beneficial ownership of those 709,524 shares. The 1,537,048 shares exclude 122,125 shares which have been reported as beneficially owned by Mr. Danforth on his Section 16 reports, but with respect to which Mr. Danforth does not have voting or investment powers.

(E)       Mr. Stiritz disclaims beneficial ownership of 521,357 shares of Common Stock owned by his wife and 240,576 shares owned by his son.

(F)       Mr. Mulcahy disclaims beneficial ownership of 12,500 shares of Common Stock owned by his wife and 111 shares owned by his step-daughter.

(G)      Excludes 1,446,232 shares of Common Stock held to fund retirement benefits by the Energizer Holdings, Inc. Retirement Plan Trust, of which two executive officers serve as two of six trustees who collectively exercise voting and investment power. These officers disclaim beneficial ownership of those shares.

(H)      Includes vested Common Stock equivalents granted under the Company’s Shareholder Value Commitment Program which will convert to shares of Common Stock upon the recipient’s retirement, resignation from the Board or termination of employment with the Company. The number of vested equivalents credited to each individual officer or director is as follows: Mr. Stiritz: 130,000; Mr. Danforth: 10,000; Mr. Hoover: 3,000; Mr. Liddy: 9,000; Mr. Micheletto: 1,500; Mr. Mulcahy: 130,000; Mr. Mannix: 75,000; Mr. Ward Klein: 6,000; Mr. McClanathan: 10,000; and all other executive officers: 0.

EXECUTIVE COMPENSATION

The following tables and narratives discuss the compensation paid in fiscal year 2003 to the Chief Executive Officer and the other four most highly compensated executive officers ("Named Executive Officers").

The Summary Compensation Table set forth below summarizes compensation received by the Named Executive Officers for the entire fiscal years indicated. However, with respect to Mr. Lynch, the "Salary" column for fiscal year 2003 reflects his annualized salary, i.e., the salary amount which he would have been paid had he been paid for a full year at the rate in effect from March 28, 2003, the date of the acquisition of the Schick-Wilkinson Sword business, through the end of the fiscal year. The full amount of the bonus paid by the Company to him with respect to fiscal year 2003 is reflected in the "Bonus" column for that year. No attempt has been made to pro rate his bonus based on the relationship between the period before the acquisition and the period after.

Long Term
Compensation
		Annual Compensation			(Awards)
					Securities	Restricted
				Other Annual	Underlying	Stock	All Other
				Compensation	Options	Equivalents	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	($)	(#)	($)(1)	($)(2)

J. Patrick Mulcahy Chief Executive Officer	2003 2002 2001	$650,000 $650,000 $650,000	$975,000 $2,265,000 $0	$15,950 $12,774 $19,802	0 0 0	$0 $0 $0	$175,819 $585,808 $53,368

Patrick C. Mannix President	2003 2002 2001	$360,000 $350,000 $349,333	$410,400 $835,000 $0	$810 $5,553 $10,137	0 0 0	$0 $0 $0	$114,139 $219,308 $450,201

Joseph E. Lynch President, Schick-Wilkinson Sword	2003 (3)	$396,600	$250,000	$0	200,000	$568,400	$70,833

Ward M. Klein President, International	2003 2002 2001	$295,000 $270,000 $264,167	$336,300 $625,000 $0	$12,252 $0 $0	0 0 50,000	$568,400 $0 $505,564	$23,452 $4,894 $300,834

Joseph W. McClanathan President, North America	2003 2002 2001	$295,000 $234,000 $231,750	$336,300 $625,000 $0	$10,333 $3,648 $2,911	0 50,000 0	$568,400 $0 $438,301	$99,074 $153,942 $187,453

(1)    Table shows value of restricted stock equivalents as of date of grant. As of September 30, 2003, the aggregate number and value of restricted stock equivalents credited to each of the Named Executive Officers was as follows:

☐   Mr. Lynch, 20,000 equivalents; $735,400

☐   Mr. Klein, 44,000 equivalents; $1,617,880

☐   Mr. McClanathan, 40,000 equivalents; $1,470,800

Under the terms of Restricted Stock Equivalent Award Agreements entered into with Messrs. Klein and McClanathan in May, 2000, for each share of Common Stock acquired by each Officer in the open market, up to a limit per individual, a restricted stock equivalent was credited to his account as of the date of the acquisition. The restricted stock equivalents vest three years from the date of grant, and, at that time, are converted into shares of Common Stock unless the Officer elected to defer conversion until termination of employment. In May, 2003, Messrs. Lynch, Klein and McClanathan were each granted 20,000 restricted stock equivalents which vest, in one-third increments, every third year over a nine-year period. At vesting, the equivalents will also convert into shares of Common Stock unless the Officer elected to defer conversion until termination of employment. The equivalents, under both grants, also vest upon the Officer’s death, disability, involuntary termination of employment or change of control of the Company. If dividends are paid on the Common Stock, an amount in cash equal to the dividends that would have been paid if the equivalents had been actual shares of Common Stock will be paid to the Officer at the time of conversion.

(2)     The amounts shown in this column with respect to fiscal year 2003 consist of the following:

 (i)    the Savings Investment Plan and Executive Savings Investment Plan — Company matching contributions or accruals:

☐   Mr. Mulcahy, $19,500

☐   Mr. Mannix, $11,470

☐   Mr. Klein, $23,383

☐   Mr. McClanathan, $10,935

☐   Mr. Lynch, $8,333

The amounts shown do not include benefits which were accrued by the Named Executive Officers in the Executive Savings Investment Plan in lieu of the PensionPlus Match Account in the Energizer Holdings, Inc. Retirement Plan due to certain limits imposed by the Internal Revenue Code on accruals in the Retirement Plan. Such additional amounts are disclosed in the information about the PensionPlus Match Account found on page 25.

(ii)     the Deferred Compensation Plan — a Company match of 25% of amounts deferred under the Equity Option:

☐   Mr. Mulcahy, $156,250

☐   Mr. Mannix, $102,600

☐   Mr. McClanathan, $74,075

☐   Mr. Lynch, $62,500

(iii)     the Group Life Insurance Plan — term life insurance premiums paid by the Company for the first $40,000 of coverage for each of the Named Executive Officers, other than Mr. Lynch: $69

(iv)     Reimbursement of split-dollar life insurance premiums paid by executives – in consideration of the termination of split-dollar life insurance policies held by six key employees or officers of the Company, including Mr. McClanathan, which allowed the Company to withdraw cash surrender values of those policies in repayment of premiums advanced by the Company on the executives’ behalf, the Company reimbursed each executive for the portion of past premiums he actually paid and forgave the shortfall between the amount recovered by the Company and the amount advanced by it as premiums.

☐    Mr. McClanathan, $13,995 (which includes imputed compensation of $4,917 reflecting the shortfall which was forgiven .)

(3)     Mr. Lynch was not employed by the Company during fiscal years 2001 and 2002.

OPTION GRANTS IN LAST FISCAL YEAR
(a) Name	(b) Number of Securities Underlying Options Granted (#)	(c) % of Total Options Granted to Employees in Fiscal Year	(d) Exercise or Base Price ($/Sh)	(e) Expiration Date	(f) Grant Date Present Value ($)

J. Patrick Mulcahy	0	-	-	-	-
Patrick C. Mannix	0	-	-	-	-
Joseph E. Lynch	200,000 (1) (2)	21.52%	$25.34 (3)	03-27-13	$2,112,000 (4)
Ward M. Klein	0	-	-	-	-
Joseph W. McClanathan	0	-	-	-	-

(1)    Options granted were options to acquire shares of Common Stock.

(2)    Options become exercisable at the rate of 20% of total shares on the anniversary of the date of grant in each of the years 2004, 2005, 2006, 2007 and 2008 and upon death, declaration of permanent and total disability, voluntary termination of employment at or after age 55, involuntary termination other than for cause, or upon a change in control of the Company.

(3)    Market price on date of grant.

(4)     Calculated using the Black Scholes pricing model. Underlying assumptions used in the calculation include a ten-year expiration, a current market price and strike price of $25.34 per share, a ten year volatility assumption of 19.81%, a current dividend yield of 0.0% and a risk-free rate of return of 4.51%, which was derived from the 10-year treasury zero-coupon yield curve. The Company has elected to illustrate the potential realizable value using the Black Scholes pricing model as permitted by the rules of the Securities and Exchange Commission. This does not represent the Company’s estimate or projection of future stock price or of the assumptions utilized; actual gains, if any, upon future exercise of any of these options will depend on the actual performance of the Common Stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR END OPTION VALUES

			Number of Unexercised Options at FY-End (#)		Value of Unexercised Options at FY End
Name	Shares Acquired on Exercise (#)	Value Realized	Exer- cisable	Unexer- cisable	Exer- Cisable	Unexer- cisable

J. P. Mulcahy	0	0	300,000	200,000	$5,931,000	$3,954,000
P. C. Mannix	150,000	$2,540,230	90,000	160,000	$1,779,300	$3,163,200
J. E. Lynch	0	0	0	200,000	0	$2,286,000
W. M. Klein	100,000	$1,714,600	100,000	150,000	$1,895,750	$2,843,625
J. W. McClanathan	75,000	$1,398,000	75,000	150,000	$1,482,750	$2,310,500

LONG-TERM INCENTIVE PLAN – AWARDS IN LAST FISCAL YEAR

			Estimated Future Payments Under Non- Stock Price-Based Plans
Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Threshold	Target	Maximum

J. P. Mulcahy	N/A	9/30/02 - 9/30/04	$325,000	$650,000	$650,000
	N/A	9/30/03 - 9/30/05	$162,500	$325,000	$650,000
P.C. Mannix	N/A	9/30/02 - 9/30/04	$144,000	$288,000	$288,000
	N/A	9/30/03 - 9/30/05	$72,000	$144,000	$288,000
J.E. Lynch	N/A	9/30/02 - 9/30/04	$82,500	$165,000	$165,000
	N/A	9/30/03 - 9/30/05	$61,751	$123,501	$247,002
W. M. Klein	N/A	9/30/02 - 9/30/04	$118,000	$236,000	$236,000
	N/A	9/30/03 - 9/30/05	$61,006	$122,012	$244,024
J.W. McClanathan	N/A	9/30/02 - 9/30/04	$118,000	$236,000	$236,000
	N/A	9/30/03 - 9/30/05	$61,006	$122,012	$244,024

The Nominating and Executive Compensation Committee has approved a long-term component of the Company’s annual cash bonus program for key personnel, including the Named Executive Officers, for fiscal years 2003 and 2004. In order to promote consistent growth in earnings per share from year to year, the long-term component of the program is designed to pay a cash bonus to participants if the budgeted earnings per share target for the Company is met in the current fiscal year, and then met again or exceeded in the following fiscal year. Under the terms of the long-term component of the program, if the Company’s budgeted estimate for earnings per share for the then-current fiscal year is met, an opportunity will be created for the individual to receive an additional 50% of his or her targeted bonus for that year (which is a percentage of the individual’s base salary) after the end of the next fiscal year; if that target is not met, no bonus opportunity will be created. In addition, if the stretch goal for earnings per share for the then-current fiscal year is achieved, the bonus opportunity will be increased to 100% of the individual’s targeted bonus. (Both the budgeted estimate for earnings per share and the stretch goal are set in advance of the commencement of each fiscal year.) The Company’s actual 2003 earnings per share did, in fact, exceed the stretch goal for that year, so a long-term bonus opportunity equal to 100% of the individual’s bonus target for 2003 was created (which is reflected in the table above). In order for the individual to actually receive the long-term bonus, if a bonus opportunity is created, the Company’s actual earnings per share for that fiscal year must be again achieved during the next fiscal year. If that threshold is not met during the next fiscal year, the individual will not receive a long-term cash bonus award. If that threshold is met, however, the individual will receive a payment equal to 50% of the contingent bonus opportunity created during the prior fiscal year, which percentage will increase proportionally up to 100% if the targeted goal for that next fiscal year (the Company’s budgeted estimate for earnings per share for that year) is achieved. An individual that is eligible for a long-term award (assuming that thresholds are met) for a particular fiscal year must remain employed by the Company through the end of the following fiscal year to be eligible for a payment. Payments that otherwise would not be deductible under Section 162(m) of the Internal Revenue Code may, at the sole discretion of the Committee, be deferred in whole or in part until such time as they are deductible by the Company. It is contemplated that a similar bonus program design, with cash incentives for consistent earnings growth, will continue to be utilized in future years.

RETIREMENT PLAN

The Energizer Holdings, Inc. Retirement Plan may provide pension benefits in the future to the Named Executive Officers. Most regular U.S. employees that have completed one year of employment with the Company or certain of its subsidiaries are eligible to participate in the Retirement Plan. They become vested after five years of service. Normal retirement is at age 65; however, employees who work beyond age 65 may continue to accrue benefits.

Final Average Earnings Formula. Annual benefits for Messrs. Mulcahy, Mannix, and Klein, and other administrative employees who so elected, are computed by multiplying their Final Average Earnings (the average of their five highest consecutive annual earnings during the ten years prior to their termination of employment) by a number which is 1.5% of their actual years of service (to a maximum of 40 years). That amount is then reduced by up to one-half of their primary social security benefit at retirement (with the actual amount of offset determined by their age and years of service at retirement). In the case of Mr. Mannix, that amount will be further reduced to reflect an offset for benefits that he may be paid under the Company’s Australian Superannuation Plan No. 3, a funded plan sponsored by one of the Company’s foreign affiliates.

With the exception of Mr. Mannix, the following table shows a range of estimated annual retirement benefits, in the form of a single life annuity with 60 monthly payments guaranteed, beginning at age 65, that would be payable from the Retirement Plan to salaried employees, including the Named Executive Officers. To the extent a Named Executive Officer’s compensation or benefits exceed certain limits imposed by the Internal Revenue Code of 1986, as amended, the table also includes benefits payable from an unfunded supplemental retirement plan. The table reflects benefits prior to the reduction for social security benefits described above.

RETIREMENT PLAN TABLE Final Average Earnings Formula – Annuity Payments
		Years of Service
Final Average Earnings	10	15	20	25	30	35	40
$300,000	$45,000	$67,500	$90,000	$112,500	$135,000	$157,500	$180,000
$400,000	$60,000	$90,000	$120,000	$150,000	$180,000	$210,000	$240,000
$500,000	$75,000	$112,500	$150,000	$187,500	$225,000	$262,500	$300,000
$600,000	$90,000	$135,000	$180,000	$225,000	$270,000	$315,000	$360,000
$700,000	$105,000	$157,500	$210,000	$262,500	$315,000	$367,500	$420,000
$800,000	$120,000	$180,000	$240,000	$300,000	$360,000	$420,000	$480,000
$1,000,000	$150,000	$225,000	$300,000	$375,000	$450,000	$525,000	$600,000
$1,200,000	$180,000	$270,000	$360,000	$450,000	$540,000	$630,000	$720,000
$1,400,000	$210,000	$315,000	$420,000	$525,000	$630,000	$735,000	$840,000
$1,500,000	$225,000	$337,500	$450,000	$562,500	$675,000	$787,500	$900,000
$1,600,000	$240,000	$360,000	$480,000	$600,000	$720,000	$840,000	$960,000
$1,800,000	$270,000	$405,000	$540,000	$675,000	$810,000	$945,000	$1,080,000
$2,000,000	$300,000	$450,000	$600,000	$750,000	$900,000	$1,050,000	$1,200,000
$2,200,000	$330,000	$495,000	$660,000	$825,000	$990,000	$1,155,000	$1,320,000
$2,400,000	$360,000	$540,000	$720,000	$900,000	$1,080,000	$1,260,000	$1,440,000
$2,600,000	$390,000	$585,000	$780,000	$975,000	$1,170,000	$1,365,000	$1,560,000
$2,800,000	$420,000	$630,000	$840,000	$1,050,000	$1,260,000	$1,470,000	$1,680,000
$3,000,000	$450,000	$675,000	$900,000	$1,125,000	$1,350,000	$1,575,000	$1,800,000
$3,200,000	$480,000	$720,000	$960,000	$1,200,000	$1,440,000	$1,680,000	$1,920,000
$3,400,000	$510,000	$765,000	$1,020,000	$1,275,000	$1,530,000	$1,785,000	$2,040,000
$3,600,000	$540,000	$810,000	$1,080,000	$1,350,000	$1,620,000	$1,890,000	$2,160,000
$3,800,000	$570,000	$855,000	$1,140,000	$1,425,000	$1,710,000	$1,995,000	$2,280,000
$4,000,000	$600,000	$900,000	$1,200,000	$1,500,000	$1,800,000	$2,100,000	$2,400,000
$4,200,000	$630,000	$945,000	$1,260,000	$1,575,000	$1,890,000	$2,205,000	$2,520,000
$4,400,000	$660,000	$990,000	$1,320,000	$1,650,000	$1,980,000	$2,310,000	$2,640,000
$4,600,000	$690,000	$1,035,000	$1,380,000	$1,725,000	$2,070,000	$2,415,000	$2,760,000
$4,800,000	$720,000	$1,080,000	$1,440,000	$1,800,000	$2,160,000	$2,520,000	$2,880,000
$5,000,000	$750,000	$1,125,000	$1,500,000	$1,875,000	$2,250,000	$2,625,000	$3,000,000

Account Based Formula. Retirement benefits for Mr. McClanathan were accumulated under the Final Average Earnings formula described above until December 31, 1998. At that time, as a result of a one-time election opportunity offered to all administrative employees participating in the Retirement Plan, Mr. McClanathan elected to earn his benefits under a new "account based" benefit formula. (As a new employee in fiscal year 2003, Mr. Lynch was required to earn his benefits under the account based formula.) Under this benefit formula, a participant’s "base" single sum retirement benefit is calculated by multiplying the participant’s Final Average Earnings (the average of his or her five highest consecutive annual earnings during the ten years prior to his or her termination of employment) by a gross percentage that is accumulated over a participant’s working lifetime. The first five years of a participant’s employment each credit a rate of 4.0% towards that gross percentage. The next five years credit 5.0% each, the next five 6.5% each, the next five 8.0% each and each year in excess of 20 years credits 10% per year. In addition to this "base" single sum benefit, an additional "excess" single sum benefit is calculated as the amount of the participant’s Final Average Earnings that is in excess of the Social Security Covered Compensation level in the year of calculation (i.e., in 2003, $43,968) multiplied by a percentage calculated as 3.5% of the participant’s actual years of service. The participant also has the option of receiving his or her pension benefit in the form of an annuity payable for the life of the participant, with a guaranteed payment of 60 monthly payments, which annuity is the actuarial equivalent of the single sum amount. In no event, however, can the amount of this annuity be less than the annuity that the participant earned as of December 31, 1998 under the Final Average Earnings benefit formula described above.

The following table shows a range of estimated retirement benefits, in the form of a single sum amount, that would be payable from the Retirement Plan as of the date of termination of employment to Mr. Lynch, Mr. McClanathan and other administrative employees who elected the Account-Based Formula described above. To the extent that their compensation or benefits exceed certain limits imposed by the Internal Revenue Code of 1986, as amended, the table also includes benefits payable from an unfunded supplemental retirement plan. Reflecting the annuity conversion rates in effect for fiscal/plan year 2002-2003, the annuity amount that would be payable as of a participant’s Normal Retirement Age (65) based on the indicated single sum amounts would be determined as 8.4% of the participant’s stated single sum balance credited with compound interest at a rate of 3% per annum from the participant’s date of termination to the participant’s 65 th birthday.

		Final Average Earnings – Account Based Formula Years of Service
Final Average Earnings	10	15	20	25	30	35	40
$300,000	$226,000	$369,000	$535,000	$731,000	$926,000	$1,122,000	$1,317,000
$400,000	$306,000	$499,000	$722,000	$986,000	$1,249,000	$1,512,000	$1,775,000
$500,000	$386,000	$629,000	$910,000	$1,241,000	$1,571,000	$1,902,000	$2,232,000
$600,000	$466,000	$759,000	$1,097,000	$1,496,000	$1,894,000	$2,292,000	$2,690,000
$700,000	$546,000	$889,000	$1,285,000	$1,751,000	$2,216,000	$2,682,000	$3,147,000
$800,000	$626,000	$1,019,000	$1,472,000	$2,006,000	$2,539,000	$3,072,000	$3,605,000
$1,000,000	$786,000	$1,279,000	$1,847,000	$2,516,000	$3,184,000	$3,852,000	$4,520,000
$1,200,000	$946,000	$1,539,000	$2,222,000	$3,026,000	$3,829,000	$4,632,000	$5,435,000
$1,400,000	$1,106,000	$1,799,000	$2,597,000	$3,536,000	$4,474,000	$5,412,000	$6,350,000
$1,500,000	$1,186,000	$1,929,000	$2,785,000	$3,791,000	$4,796,000	$5,802,000	$6,807,000
$1,600,000	$1,266,000	$2,059,000	$2,972,000	$4,046,000	$5,119,000	$6,192,000	$7,265,000
$1,800,000	$1,426,000	$2,319,000	$3,347,000	$4,556,000	$5,764,000	$6,972,000	$8,180,000
$2,000,000	$1,586,000	$2,579,000	$3,722,000	$5,066,000	$6,409,000	$7,752,000	$9,095,000
$2,200,000	$1,746,000	$2,839,000	$4,097,000	$5,576,000	$7,054,000	$8,532,000	$10,010,000
$2,400,000	$1,906,000	$3,099,000	$4,472,000	$6,086,000	$7,699,000	$9,312,000	$10,925,000
$2,600,000	$2,066,000	$3,359,000	$4,847,000	$6,596,000	$8,344,000	$10,092,000	$11,840,000
$2,800,000	$2,226,000	$3,619,000	$5,222,000	$7,106,000	$8,989,000	$10,872,000	$12,755,000
$3,000,000	$2,386,000	$3,879,000	$5,597,000	$7,616,000	$9,634,000	$11,652,000	$13,670,000
$3,200,000	$2,546,000	$4,139,000	$5,972,000	$8,126,000	$10,279,000	$12,432,000	$14,585,000
$3,400,000	$2,706,000	$4,399,000	$6,347,000	$8,636,000	$10,924,000	$13,212,000	$15,500,000
$3,600,000	$2,866,000	$4,659,000	$6,722,000	$9,146,000	$11,569,000	$13,992,000	$16,415,000
$3,800,000	$3,026,000	$4,919,000	$7,097,000	$9,656,000	$12,214,000	$14,772,000	$17,330,000
$4,000,000	$3,186,000	$5,179,000	$7,472,000	$10,166,000	$12,859,000	$15,552,000	$18,245,000
$4,200,000	$3,346,000	$5,439,000	$7,847,000	$10,676,000	$13,504,000	$16,332,000	$19,160,000
$4,400,000	$3,506,000	$5,699,000	$8,222,000	$11,186,000	$14,149,000	$17,112,000	$20,075,000
$4,600,000	$3,666,000	$5,959,000	$8,597,000	$11,696,000	$14,794,000	$17,892,000	$20,990,000
$4,800,000	$3,826,000	$6,219,000	$8,972,000	$12,206,000	$15,439,000	$18,672,000	$21,905,000
$5,000,000	$3,986,000	$6,479,000	$9,347,000	$12,716,000	$16,084,000	$19,452,000	$22,820,000

Internationalist Plan. In addition to the Final Average Earnings Formula described above, Mr. Mannix participates in the Company’s Internationalist Plan, which is unfunded. Internationalist Plan benefits for Mr. Mannix are computed by multiplying his Final Average Earnings (the average of his five highest consecutive annual earnings during the ten years prior to his termination of employment) by a number which is 1.7% of his actual years of service (to a maximum of 40 years).

Mr. Mannix’s benefits under the Internationalist Plan are offset by benefits payable to him under the Energizer Holdings, Inc. Retirement Plan, the supplemental retirement plan, and the Superannuation Plan. Mr. Mannix’s benefit, payable under the Superannuation Plan as a single sum payment, is computed by multiplying his Final Average Base Earnings (the average of his five highest consecutive base annual earnings during the ten years prior to his termination of employment) by a number which is 15% of his actual years of service (to a maximum of 40 years). Based upon prevailing long term bond rates, this single sum amount would then be converted to an equivalent annuity payable to Mr. Mannix, with that annuity being used to offset the benefits payable under the other Company retirement plans. The actual amount of each pension plan’s offset will be determined by Mr. Mannix’s age and years of service at his retirement.

The following table shows the estimated annual retirement benefits, in the form of a single life, 5-year certain annuity, that would be payable to Mr. Mannix from the Internationalist Plan, assuming age 62 retirement and including the equivalent value of amounts payable to him from the other offsetting Company retirement plans.

INTERNATIONALIST PLAN TABLE*
Final Average Earnings Formula – Annuity Payments

Years of Service

Final Average Earnings	30	35	40

$ 475,000	$ 242,250	$ 282,625	$ 323,000
$ 525,000	$ 267,750	$ 312,375	$ 357,000
$ 575,000	$ 293,250	$ 342,125	$ 391,000
$ 625,000	$ 318,750	$ 371,875	$ 425,000
$ 675,000	$ 344,250	$ 401,625	$ 459,000
$ 725,000	$ 369,750	$ 431,375	$ 493,000
$ 775,000	$ 395,250	$ 461,125	$ 527,000
$ 825,000	$ 420,750	$ 490,875	$ 561,000
$ 875,000	$ 446,250	$ 520,625	$ 595,000
$ 925,000	$ 471,750	$ 550,375	$ 629,000
$ 975,000	$ 497,250	$ 580,125	$ 663,000
$ 1,025,000	$ 522,750	$ 609,875	$ 697,000
$ 1,075,000	$ 548,250	$ 639,625	$ 731,000
$ 1,125,000	$ 573,750	$ 669,375	$ 765,000
$ 1,175,000	$ 599,250	$ 699,125	$ 799,000
$ 1,225,000	$ 624,750	$ 728,875	$ 833,000
$ 1,275,000	$ 650,250	$ 758,625	$ 867,000
$ 1,325,000	$ 675,750	$ 788,375	$ 901,000
$ 1,375,000	$ 701,250	$ 818,125	$ 935,000
$ 1,425,000	$ 726,750	$ 847,875	$ 969,000

* 1.7% accrual rate

PensionPlus Match Account

To the extent that each of the Named Executive Officers (other than Mr. Lynch) has elected to contribute compensation on an after-tax basis to the Company-sponsored Savings Investment Plan (SIP), a matching single sum amount is credited to a nominal account balance established for each individual in the Retirement Plan. The single sum amount credited to the individual's account each year is equal to 325% of the first 1% of pay (up to a certain limit imposed on pay by the Internal Revenue Code) contributed by the individual to the SIP on an after-tax basis. The amounts so credited each year to the nominal account are further annually credited each plan year with interest at a rate equal to the average 30-year U.S. Treasury bond rate in effect during the August preceding the October 1 beginning of each plan year. These nominal accounts may be received by the participant, upon termination of employment, in the form of a lump sum or an equivalent annuity. A participant vests in this benefit at the rate of 25% per year for the first four years of employment, with the PensionPlus Match Account being 100% vested after four years. For fiscal year 2003, the following amounts were accrued in the PensionPlus Match Accounts of the Named Executive Officers. To the extent a Named Executive Officer’s compensation or benefits exceed certain limits imposed by the Internal Revenue Code of 1986, as amended, amounts below also include benefits payable from the unfunded Executive Savings Investment Plan.

Mr. Mulcahy	$21,125
Mr. Mannix	$11,348
Mr. Klein	$25,331
Mr. McClanathan	$11,047

Under the terms of the Stock and Asset Purchase Agreement between the Company and Pfizer, Inc., U.S. employees of the Schick-Wilkinson Sword business formerly employed by Pfizer, including Mr. Lynch, will not receive a matching accrual in the PensionPlus Match Accounts for contributions to the SIP during calendar year 2003, but will receive the standard accrual commencing in 2004. In addition, under the terms of that Agreement, until April 1, 2005, each U.S. employee of the Schick-Wilkinson Sword business formerly employed by Pfizer, including Mr. Lynch, will receive an additional accrual in his or her PensionPlus Match Account equal to 3.5% of his or her pay.

For the purpose of calculating retirement benefits, the Named Executive Officers had, as of September 30, 2003, the following whole years of credited service: Messrs. Mulcahy-35 years; Mannix-40 years; Lynch-8 years (including years of service with Pfizer, Inc.); Klein-24 years; and McClanathan-28 years. Earnings used in calculating benefits (other than the PensionPlus Match Account) under the retirement plans are approximately equal to amounts included in the Salary and Bonus columns in the Summary Compensation Table on page 15.

DEATH BENEFIT PLAN

The Company maintains, at no cost to the participants, an unfunded Executive Retiree Life Plan to provide supplemental benefits to certain key members of management, generally at the level of division vice president and above. The Plan provides a death benefit, after retirement of the participant, to his or her named beneficiary in an amount equal, on an after-tax basis, to 50% of the participant’s last full year’s salary and bonus prior to retirement. To be eligible for the benefit, a participant must, at the time of retirement, meet certain conditions, including (1) being enrolled in the Company’s voluntary Group Life Insurance Plan, which is available to almost all non-union administrative and production employees in the United States, with coverage of at least one times earnings; and (2) being age 55 with at least two years of service, or having a combination of age and years of service equal to at least 80. Messrs. Mannix, Klein and McClanathan participated in the voluntary Group Life Insurance Plan, at the required coverage level, during fiscal year 2003.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
AND CHANGE IN CONTROL ARRANGEMENTS

Change of Control Employment Agreements

The Company has entered into Change of Control Employment Agreements with each of the Named Executive Officers. The Agreements, as amended during fiscal year 2003 with respect to all of the Named Executive Officers but Mr. Mannix (in light of his upcoming retirement), have a term of three years from their effective date (which will be automatically extended every year for an additional three year term unless the Company terminates the Agreements at least 90 days prior to renewal), and provide that the Officers will receive severance compensation in the event of their involuntary termination (including constructive termination), other than for cause, within three years following a change in control of the Company. A change of control is generally defined as the acquisition of 20% or more of the outstanding shares of the Company’s Common Stock. A change of control will also occur if the initial directors of the Company, or their recommended or appointed successors, fail to constitute a majority of the board, or if the Company’s stockholders approve a merger, consolidation or sale of all or substantially all of the assets of the Company.

The severance compensation payable under the Agreements consists of:
  a lump sum payment in an amount equal to 3 times the Officer’s annual base salary and target bonus;
  the difference between the Officer’s actual benefits under the Company’s various retirement plans at the time of termination and what the Officer would have received if he had remained employed for an additional period of three years; and
  the continuation of other executive health, dental and welfare benefits for a period of three years following the Officer’s termination.

No payments would be made in the event that the termination is voluntary, is due to death, disability or normal retirement, or is for cause.

In the event that it is determined that a "golden parachute" excise tax is due under the Internal Revenue Code, the Company will reimburse the Officer for the amount of such tax, including any excise or income taxes associated with such reimbursement. Prior to the 2003 amendments, the Agreements provided for a two-year protected period, continuation of benefits period and severance multiplier.

Acceleration Clauses

The stock options and restricted stock equivalent awards which have been granted to employees and directors, including the Named Executive Officers, under the Company's 2000 Incentive Stock Plan, provide for acceleration of vesting in the event of a change in control of the Company.

Termination of Employment Arrangements

In connection with the employment of Joseph E. Lynch at the time of the acquisition of the Schick-Wilkinson Sword business, it was agreed that in the event he is terminated within two years following that acquisition, he will be granted relocation benefits (capped at $200,000), and he will be entitled to retiree benefits under the Company’s executive health plan, notwithstanding the provisions of that plan that deny such benefits if the executive is not age 55 with at least two years of service at the time of termination.

NOMINATING AND EXECUTIVE COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The Nominating and Executive Compensation Committee (the "Committee") consists entirely of non-employee directors free from relationships with the Company that might be considered a conflict of interest. It approves direct and indirect compensation of executive officers and administers and makes awards under the Company’s 2000 Incentive Stock Plan.

Compensation Philosophy

The overall objective of the Company’s compensation philosophy is to reward management based upon its success in building the shareholder value of the Company. The Company's executive compensation program is designed to provide a compensation package that, in the aggregate, will enable the Company to attract and retain highly talented executives and maintain a performance-oriented culture. In addition, the compensation program is designed to emphasize stock-based and/or performance target-based incentive compensation in order to link compensation much more directly to the performance of the Company’s business. The compensation program is intended to be one of "high risk/high opportunity" – with base salaries set below competitive levels, but with opportunities for significant incentive compensation. Compensation packages are weighted toward programs that are contingent upon the Company’s performance and the performance of the Common Stock. Compensation incentives have taken the form of annual bonuses based on performance targets for the Company as well as individual assessments, and, commencing in fiscal year 2003, longer-term incentives designed to drive consistent growth over a multiple-year period. The Company also utilizes long-term stock-based incentives designed to encourage Company stock ownership by executives and a managerial perspective that is in alignment with shareholders’ interests.

In determining competitive pay standards, the Committee received market data from compensation consultants at Towers Perrin, Inc. who reviewed data from published surveys of pay practices of other U.S.-based corporations of similar size with which the Company may compete in recruiting executive talent. These corporations include, but are not limited to, corporations included in the comparison indices set forth in the Performance Graph on page 36 of this Proxy Statement.

Salaries

The base salary component of the compensation package for the executive officers is set at a level below median levels for comparable executive positions at comparison companies, with base salaries generally up to 15% below the 50 th percentile for those companies. At the same time, incentive programs are offered which provide the officers an opportunity to achieve total compensation considerably above average, in the case of exceptional performance. The Committee establishes the salaries of key executive officers based on its assessment of the individual's responsibilities, experience, individual performance and contribution to the Company's performance. The Committee also generally takes into account compensation data from other companies as described above, historical compensation levels at the Company, and the competitive environment for attracting and retaining executives. In light of these considerations, and in light of the Company’s financial performance during fiscal year 2003, the Committee has elected to increase salaries of certain of the executive officers for fiscal year 2004, as it did for the previous fiscal year.

A discussion of the Committee’s decisions regarding Mr. Mulcahy’s annual salary is set forth below. Salary compensation for the Named Executive Officers is set forth in the Summary Compensation Table on page 15. Mr. Stiritz does not receive a salary or an annual cash bonus as compensation for his services as Chairman of the Management Strategy and Finance Committee, but instead, as noted on page 9 of this Proxy Statement, shortly following the Company’s spin-off from Ralston Purina Company, he was granted a significant stock option grant and restricted stock equivalent award. In addition, he is permitted use of Company aircraft for personal travel and is reimbursed for taxes associated with such personal use, and such reimbursement, as is Mr. Mulcahy.

Annual and Long-Term Cash Bonus Award Programs

Annual cash bonuses with varying measures of individual and/or corporate performance have generally been awarded each year at, or shortly after, the end of the Company's fiscal year, in accordance with executive bonus programs covering the entire fiscal year then ended. Beginning in fiscal year 2003, however, it was determined that the focus of the programs would not be just annual performance, but also consistent growth in earnings per share from year to year. Accordingly, the 2003 program included both an annual and a long-term component.

The annual component of that program provided that each executive officer had an opportunity to earn from 50% to 150% of his or her individual bonus target (which was a percentage of his or her individual annual base salary) based upon (1) the achievement of targeted increases in the Company’s earnings per share (comprising 70% of the total award), and (2) the executive’s individual performance (comprising 30% of the total award). The Company performance portion would not, under the program, be paid unless earnings per share for fiscal year 2003 met or exceeded the results for fiscal year 2002, and would ratchet up if higher targets were achieved (with maximum payout upon achievement of a stretch goal). In fiscal year 2003, the Company did, in fact, achieve its stretch goal for earnings per share, mandating maximum payout for the Company performance portion.

The individual performance portion for each executive was rated based on a subjective assessment of factors including organizational and management development, technical skills, execution of strategic plans, and overall quality of performance. The Committee’s assessment of the performance of the executive officers, other than Mr. Mulcahy, during this period was based upon a recommendation from Mr. Mulcahy. The Committee, after considering a recommendation which it sought from the Chairman of the Board, subjectively evaluated Mr. Mulcahy’s performance during the past fiscal year.

With respect to Mr. Lynch, who first became an Executive Officer of the Company upon the acquisition of the Schick-Wilkinson Sword business from Pfizer Inc., his bonus for fiscal year 2003 was based primarily upon goals and performance standards, as well as target awards, established under Pfizer’s annual incentive plan, but prorated over a nine-month period (reflecting the period since his last annual review at Pfizer), and subjectively modified to reflect his assignments and performance since joining the Company. Furthermore, in order to align his incentive program with the Company’s focus on consistent growth in earnings per share from year to year, the contingent bonus opportunity described in the following paragraph, prorated for the nine-month period since his last review, has also been made available to Mr. Lynch.

The long-term component of the fiscal year 2003 bonus program provided that an opportunity for an additional bonus ranging from 25% to 100% of the individual’s bonus target would be created if the Company’s budgeted earnings per share for fiscal year 2003 was met or exceeded during that fiscal year. The Company’s actual 2003 earnings per share did, in fact, exceed the budgeted number, so the long-term opportunity was created; however, in order to drive consistent earnings growth, payout will occur only if the Company’s actual earnings per share for fiscal year 2003 are met or exceeded during fiscal year 2004. The percentage of an individual’s bonus target to be paid as the long-term component will depend upon the Company’s performance in fiscal year 2004 relative to various targets at or above that initial threshold. Details of the potential long-term payouts to the Named Executive Officers under the 2003 bonus program are set forth on page 18 of this Proxy Statement.

For fiscal year 2004, the Committee has elected to continue to utilize an executive bonus program with a focus on both annual performance and consistent growth in earnings per share from year to year. The annual component of the bonus program for fiscal year 2004 will, as in 2003, offer a potential payout of a percentage of an individual officer’s annual bonus target, based upon the achievement of targeted earnings per share for the Company, and individual performance by the executive officer. (However, for Messrs. McClanathan, Klein and Lynch, in order to align their compensation more closely to the success of the individual business units which they direct, 50% of the Company performance portion will be based upon Company-wide earnings per share targets, and 50% will be based upon operating profit targets for their individual business units.) The Company performance portion will apply with respect to 70% of the individual’s bonus target – and will not be paid unless earnings per share for fiscal year 2004 meet or exceed the results for fiscal year 2003. If that threshold is met, a payout of 50% of that portion of the bonus target will be made, which percentage will increase to 100% or 150% if certain higher targets are achieved. (The initial threshold and the higher targets will be adjusted for Messrs. McClanathan, Klein and Lynch to reflect the joint components of their Company performance portions of the program.) The individual performance portion will apply with respect to the remaining 30% of the individual’s bonus target and a payout ranging from 0% up to 200% of that portion of the bonus target may be made, depending on the individual’s personal performance.

The long-term component of the fiscal 2004 program will again provide an additional bonus, contingent upon achieving the Company’s budgeted estimate for earnings per share for fiscal year 2004, and meeting or exceeding that result in the following fiscal year. If the Company’s budgeted estimate for earnings per share for fiscal year 2004 is met or exceeded, an opportunity will be created for the individual to receive an additional bonus ranging from 25% to 100% of his or her 2004 targeted bonus after the end of the next fiscal year, depending upon the earnings per share results for both fiscal 2004 and fiscal 2005. Details of the potential long-term payouts to the Named Executive Officers under the 2004 bonus program are set forth on page 18 of this Proxy Statement. It is contemplated that a similar bonus program design, with additional cash incentives for consistent earnings growth, will be utilized in future years.

Deferrals of Bonus Awards

The Committee exercises its discretion in determining whether to permit eligible employees, including Executive Officers, to defer payment of their cash bonus or other cash compensation under the terms of the Deferred Compensation Plan. The terms of that Plan may include, in any particular year, an additional Company match on deferrals in the Energizer Common Stock Unit Fund of the Plan. Deferrals into the Energizer Common Stock Unit Fund of all or part of annual cash bonuses earned in fiscal year 2003 will be credited with a 25% Company match which is subject to certain vesting requirements. The Committee believes that this provision of the Plan further aligns the executive's interests with those of shareholders of the Company by encouraging an investment in Company stock equivalents. It also adds a retention feature through the vesting requirements.

Stock Awards

Under the Company’s 2000 Incentive Stock Plan, stock-based incentive awards, including stock options and restricted stock awards, may be granted from time to time. In general, the Committee bases its decisions to grant stock-based incentives on the number of shares of Common Stock outstanding, the number of shares of Common Stock authorized under the 2000 Incentive Stock Plan, the number of options and shares of restricted Common Stock (or equivalents) held by the executive for whom an award is being considered and the other elements of the executive's compensation, as well as the Company's compensation objectives and policies described above. As with the determination of base salaries and bonus awards, the Committee exercises subjective judgment and discretion in view of the above criteria.

Stock options granted by the Committee entitle the recipient to purchase a specified number of shares of the Company's Common Stock, after certain vesting provisions have been met, at an option price which is equal to the fair market value of the Common Stock at the time of grant. They provide executives with an opportunity to buy and maintain an equity interest in the Company while linking the executive's compensation directly to shareholder value since the executive receives no benefit from the option unless all shareholders have benefited from an appreciation in the value of the Company's Common Stock. In addition, since the options "vest" serially, generally in three to five segments over a period of three to five years after the date of grant, they function as a retention device while encouraging the executive to take a longer-term view about decisions impacting the Company.

Restricted stock awards consist of grants of the Company's Common Stock, or stock equivalents convertible into shares of Common Stock, subject to certain restrictions. The restricted shares may not be sold, pledged or otherwise transferred until the restrictions lapse. Restricted stock awards further the goal of retaining key executives by encouraging stock ownership and linking executive performance with shareholder value.

Shortly following the Company’s spin-off from Ralston Purina Company, the Board approved the grant to key executives (including the Named Executive Officers, other than Mr. Lynch) of one-time options which were significantly larger than average annual grants for peer companies, in order to immediately align the interests of senior management with those of shareholders, and to retain key individuals during the Company’s critical initial stage as an independent corporation. The Committee has generally not, since that time, approved additional large-scale grants, although it has, in certain circumstances, authorized additional option awards, for example, in recognition of the assumption of significant new responsibilities, or when competitive pay issues have arisen. In that light, the Committee authorized, during fiscal year 2003, a grant of an option to Joseph E. Lynch, as a critical component of the total compensation package offered to him at the time of the Company’s acquisition of the Schick-Wilkinson Sword business, and as a means of linking his compensation to shareholder value. The size of his grant was based upon the size of previous grants made to other executive officers, but also reflected negotiation with Mr. Lynch of his overall compensation package. The Committee also authorized, during 2003, a grant of an option to Gayle Stratmann, in recognition of her increased responsibilities as Vice President and General Counsel. Details of Mr. Lynch’s stock options are set forth on page 17 of this Proxy Statement.

In May of 2000, the Board of Directors of the Company approved the Shareholder Value Commitment Program in order to encourage a limited number of key executives, including the Named Executive Officers, as well as the members of the Board, to invest in and hold a significant number of shares of the Company’s Common Stock. Under the Program, each of those individuals was granted the opportunity to receive one restricted stock equivalent, up to an established limit per individual, for every share of the Company’s Common Stock purchased during the two year period commencing on the date of grant. The executives were required to hold the acquired shares for at least three years, at which time the matching restricted stock equivalents credited to each executive would vest and convert into an equal number of shares of Common Stock, unless the executive elected to defer conversion until termination of employment. The Program was designed not only to encourage Common Stock ownership by the key executive group but also, by reason of the vesting provisions, retain the services of those individuals.

During fiscal year 2003, however, the Committee recognized that because a significant portion of the initial option grants described above, as well as the restricted stock equivalents granted under the Shareholder Value Commitment Program, have already vested, the retentive value of those awards was diminishing significantly. In order to ensure the continued retention of key individuals over a significantly longer period, and to maintain the links with shareholder value, the Committee authorized the grant of additional restricted stock equivalent awards, which convert upon vesting into an equal number of unrestricted shares of Common Stock, to a limited number of executives, including certain of the Named Executive Officers. The awards, which do not, unlike the earlier grant, require any matching purchases by the recipients, provide a significant retentive value to the Company by vesting over a nine-year period in one-third increments. The size of each grant, which was uniform for each of the executive officers who received one, was based upon a consideration of the size of previous awards granted to those officers, the number of shares remaining available for issuance under the 2000 Incentive Stock Plan as well as the remaining term of that Plan, and by a subjective determination of the appropriate number of shares necessary to comprise an effective retentive award. Details of the restricted stock equivalent awards granted to the Named Executive Officers, and the value of all restricted stock equivalents credited to them as of fiscal year end, are set forth in the Summary Compensation Table on page 15 of this Proxy Statement.

Compensation for the Chief Executive Officer

Salary . The Committee believes that the compensation of Mr. Mulcahy and the other executive officers should be directly linked to the financial results of the Company, and, accordingly, following a disappointing Company financial performance during fiscal year 2001, refused to approve an annual increase in salary for those individuals. In that vein, after the stellar turnaround achieved during fiscal year 2002, increases were approved in accordance with the criteria described above under Salaries - including an increase for Mr. Mulcahy. Nevertheless, when informed of the Committee’s determination, Mr. Mulcahy requested that the Committee rescind his increase in order to continue cost-containment efforts by the Company, and the Committee acquiesced. Similarly, during fiscal year 2003, the Company’s results have been very good, and Mr. Mulcahy’s efforts to both ensure consistent earnings growth from year to year, and to effect a very successful acquisition of the Schick-Wilkinson Sword business, were exceptional. In light of those efforts, and in light of the fact that Mr. Mulcahy’s salary has remained unchanged since 1999, the Committee once more, at its meeting in September of 2003, approved an increase in his salary, but once again, Mr. Mulcahy has requested that the increase be rescinded. The Committee has agreed to honor his request, but highly commends his efforts on behalf of the Company.

Mr. Mulcahy participated in the fiscal year 2003 bonus program described under Annual and Long-Term Cash Bonus Award Programs above. Under the terms of that program, the Committee awarded an annual bonus to Mr. Mulcahy based on the quantitative increase in earnings per share produced by the Company during the past fiscal year, as well as a subjective assessment of Mr. Mulcahy’s performance during the year. The Committee was especially pleased with his leadership in sustaining the Company’s turnaround business plan, motivating the management team, and directing the successful acquisition of the Schick-Wilkinson Sword business. Under the terms of the 2003 bonus program, the Committee gave Mr. Mulcahy the highest individual performance rating. In addition, because the Company exceeded its budgeted earnings per share estimates for fiscal year 2003, as described under Annual and Long-Term Cash Bonus Award Programs , the long-term component of the fiscal year 2003 bonus program provided an additional bonus opportunity which will be paid only if the Company’s actual earnings per share for fiscal year 2003 are met or exceeded during fiscal year 2004. The percentage of Mr. Mulcahy’s bonus target to be paid as the long-term component will depend upon the Company’s performance in fiscal year 2004 relative to various targets at or above that initial threshold.

Stock Awards . As noted previously, in May, 2000 the Committee awarded Mr. Mulcahy options to purchase Company stock, and the opportunity to receive restricted stock equivalents. As those awards were substantially larger than average annual grants - both to provide significant incentive to improve the Company's operating performance, and to retain Mr. Mulcahy’s services over the vesting period of the options - it was contemplated that additional grants would not be made for several years. Although that period of time has passed, and significant portions of the initial awards have vested, Mr. Mulcahy has expressed his opinion that his current compensation package remains sufficient, particularly in light of the Company’s Annual and Long-Term Bonus Programs applicable to him. Accordingly, in compliance with his wishes, no additional stock options or other stock awards were granted to Mr. Mulcahy during fiscal year 2003.

Deductibility of Certain Executive Compensation

A feature of the Omnibus Budget Reconciliation Act of 1993 sets a limit on deductible compensation of $1,000,000 per year per person for those executives designated as Named Executive Officers in the Proxy Statement. The Company has mandated or reserved the right to mandate the deferral of certain bonus and salary payments to such officers. For fiscal year 2003, it is believed that voluntary deferrals of payments under the Company’s annual cash bonus program will effectively preserve the deductibility of essentially all compensation paid to the Named Executive Officers. While it is the general intention of the Committee to meet the requirements for deductibility, the Committee may approve payment of non-deductible compensation from time to time if unusual circumstances warrant it. The Committee will continue to review and monitor its policy with respect to the deductibility of compensation.

William H. Danforth – Chairman     Pamela M. Nicholson
F. Sheridan Garrison           Joe R. Micheletto
Richard A. Liddy          John R. Roberts
John E. Klein

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors consists entirely of non-employee directors that are independent, as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listing Standards.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

With respect to the Company’s audited financial statements for the Company’s fiscal year ended September 30, 2003, management of the Company has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles and the Committee has reviewed and discussed those financial statements with management. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, the Company’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as modified or supplemented.

The Audit Committee has received the written disclosures from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No.1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed the independence of PricewaterhouseCoopers LLP with members of that firm. In doing so, the Committee considered whether the non-audit services provided by PricewaterhouseCoopers LLP were compatible with its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended September 30, 2003 be included in the Company’s Annual Report on Form 10-K for that year.

John R. Roberts– Chairman     William H. Danforth
Pamela M. Nicholson         Richard A. Liddy

PERFORMANCE GRAPH

The graph below is presented in accordance with SEC requirements. You are cautioned against drawing any conclusions from the data in the graph, as past results do not necessarily indicate future performance. The graph does not reflect the Company’s forecast of future financial performance.

Despite anything to the contrary in any of the Company’s previous SEC filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following graph as well as the Nominating and Executive Compensation Committee Report on Executive Compensation and the Audit Committee Report set forth above will not be incorporated by reference into any such filings.

The line graph below compares the annual percentage change in cumulative total shareholder return for the Company’s Common Stock with the cumulative total return of the Standard & Poor’s Midcap 400 and Midcap Electronics Indices.

Comparison of Cumulative Total Return on $100 Invested
in Energizer Holdings, Inc. Common Stock on April 3, 2000
versus the S&P Mid Cap Electronics and S&P Mid Cap Indices
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DELIVERY OF DOCUMENTS

Householding of Annual Meeting Materials . The Securities and Exchange Commission has approved a rule permitting the delivery of a single set of annual reports and proxy statements to any household at which two or more shareholders reside, if the shareholders consent. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information you receive, as well as our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who shared an address as of June 1, 2002, unless we received contrary instructions from the impacted shareholders prior to the mailing date. If you prefer to receive separate copies of our proxy statement or annual report, either now or in the future, we will promptly deliver, upon your written or oral request, a separate copy of the proxy statement or annual report, as requested, to any shareholder at your address to which a single copy was delivered. Notice should be given to the Secretary, Energizer Holdings, Inc., 533 Maryville University Drive, St. Louis, Missouri 63141 (Tel. No. (314) 985-2161.) If you are currently a shareholder sharing an address with another shareholder and wish to have only one proxy statement and annual report delivered to the household in the future, please contact us at the same address.

Electronic Delivery. For next year’s Annual Meeting of Shareholders, you can help us save significant printing and mailing expenses by consenting to access the proxy statement and annual report electronically over the Internet. If you choose to vote over the Internet, you can indicate your consent to electronic access to these documents by following the instructions at the Internet voting website noted on the enclosed proxy card. If you do not choose to vote over the Internet, or if you are not given the opportunity to consent to electronic access over the Internet, but would still like to consent, you may contact the Secretary, Energizer Holdings, Inc., 533 Maryville University Drive, St. Louis, Missouri 63141 (Tel. No. (314) 985-2161.) If you choose to receive the proxy statement and annual report electronically, then prior to next year’s annual meeting you will receive e-mail notification when the proxy statement and annual report are available for on-line review over the Internet. Your choice for electronic distribution will remain in effect indefinitely, unless you revoke your choice by sending written notice of revocation to the address noted above. However, if the e-mail notification is returned as "undeliverable", a hard copy of the proxy materials and annual report will be mailed to your last known address.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

Any proposals to be presented at the 2005 Annual Meeting of Shareholders must be received by the Company, directed to the attention of the Secretary, no later than August 9, 2004 in order to be included in the Company’s proxy statement and form of proxy for that meeting. Upon receipt of any proposal, the Company will determine whether or not to include the proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies. The proposal must comply in all respects with the rules and regulations of the Securities and Exchange Commission and the Bylaws of the Company.

In order for a shareholder to nominate a candidate for director, under the Company’s Bylaws timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 90 days before the meeting (but if the Company gives less than 90 days’ (1) notice of the meeting or (2) prior public disclosure of the date of the meeting, then such notice must be received within 7 days after notice of the meeting is mailed or other public disclosure of the meeting is made), or prior to October 27, 2004 for the 2005 Annual Meeting. The shareholder filing the notice of nomination must describe various matters regarding the nominee, including such information as name, address, occupation and shares held.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company prior to the time described in the preceding paragraph. Such notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in the Company’s Proxy Statement.

In each case, the notice must be given to the Secretary of the Company, whose address is 533 Maryville University Drive, St. Louis, Missouri 63141. A copy of the Company’s Bylaws will be provided without charge upon written request to the Secretary.

By order of the Board of Directors,

Timothy L. Grosch
Secretary

December 9, 2003

ENERGIZER HOLDINGS, INC.
This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareholders on January 26, 2004

P R O X Y

This proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder.  If no direction is made, this Proxy will be voted "FOR" Item 1.  The undersigned hereby appoints J.P. Mulcahy and G.G. Stratmann as Proxies, with the power of substitution, to represent and to vote, as designated below, all the shares of the undersigned held of record on November 21, 2003, at the Annual Meeting of Shareholders to be held on January 26, 2004 and any adjournments thereof.

(Important — To be signed and dated on reverse side)

This proxy covers all Energizer Holdings, Inc. Common Stock you own in any of the following ways (provided the registrations are identical):
Shares held of record
Energizer Holdings, Inc. Savings Investment Plan

tFOLD AND DETACH HEREt

2004 ANNUAL MEETING ADMISSION TICKET

ENERGIZER HOLDINGS, INC.
2004 ANNUAL MEETING OF SHAREHOLDERS
Monday, January 26, 2004
2:30 p.m. local time
Energizer World Headquarters
533 Maryville University Drive
St. Louis, Missouri 63141

Please present this ticket for admittance to the Annual Meeting.
Admittance will be based upon availability of seating.

Proxy by Mail

ENERGIZER HOLDINGS, INC.			COMMON STOCK	Please mark your votes like this ☒
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR":
Nominees: 01 John R. Roberts, 02 John E. Klein, 03 R. David Hoover, 04 W. Patrick McGinnis

1. Election of Directors	For all Nominees	Withheld	For all except	To withhold authority to vote for any nominees listed above, mark the "For All Except" box and write the name(s) of the nominee(s) from whom you wish to withhold authority to vote in the space provided below.
	☐	☐	☐

Please be sure to sign and date this Proxy Card.

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS BELOW				Mark box at right if you plan to attend the Annual Meeting on January 26, 2004. ☐

Signature ________________________________________________Signature______________________________________Date______________________________
Please sign exactly as your name(s) appear(s) hereon.  When signing as Attorney, Executor, Trustee, Guardian, or Officer of a Corporation, please give title as such.  For joint accounts, all named holders should sign.  If you receive more than one proxy card, please sign all cards and return in the accompanying postage-paid envelopes.

tFOLD AND DETACH HERE AND READ THE REVERSE SIDEt

VOTE BY TELEPHONE OR INTERNET
QUICK *** EASY *** IMMEDIATE

ENERGIZER HOLDINGS, INC.

■	You can now vote your shares electronically through the Internet or the telephone.
■	This eliminates the need to return the proxy card.
■	Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET
www.energizer.com

Have your proxy card in hand when you access the above website.  Select "ENR Shareholder Proxy Voting".  Follow instructions on the website.

TO VOTE YOUR PROXY BY MAIL

Mark, sign, and date the proxy card above, detach it, and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE
1-800-293-8533

Use any touch-tone telephone to vote your proxy.  Have your proxy card in hand when you call.  Follow instructions given to you on the phone.

PLEASE DO NOT RETURN THE ABOVE CARD IF VOTED ELECTRONICALLY

ANNEX A

AUDIT COMMITTEE CHARTER
(As amended May 19, 2003)

PREFACE	The Audit Committee of the Board of Directors shall assist the Board in fulfilling its responsibilities with respect to accounting and management controls, and financial reporting.
Specifically, the Audit Committee is responsible for overseeing that:

  a system of internal controls is maintained throughout the Company which protects the assets of the Company on a reasonable and economic basis, provides for proper authorization and recording of transactions, ensures financial information is reliable and accurate and monitors compliance with laws and regulations; and

  financial statements fairly present in all material respects the financial condition and results of operations of the Company in accordance with generally accepted accounting principles.

AUTHORITY	The Audit Committee has authority to conduct or authorize investigations into any matter within the scope of its responsibilities. It is authorized to:

  appoint, retain, determine compensation for and oversee the work of any registered public accounting firm employed by the Company as its external auditor;
  resolve any disagreements between management and the external auditor regarding financial reporting;
  pre-approve all auditing and non-audit services provided to the Company by the external auditor;
  retain independent counsel and other advisors at the expense of the Company, as the Audit Committee determines necessary to carry out its duties;
  establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and
  incur necessary costs on behalf of the Company to carry out its responsibilities.

MEMBERSHIP
The Board of Directors shall appoint the Audit Committee members, all of whom shall be Directors. The Audit committee shall be comprised of at least three members. The Board may also appoint an individual, who need not be a Director, to serve as Secretary to the Committee. Each member of the Audit Committee, including the Chairman, shall be independent, in accordance with the criteria for independence set forth in Section 10A(m)(1) of the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated thereunder, and the Corporate Governance Standards of the New York Stock Exchange. Each member of the Audit Committee shall, by reason of education or experience and in light of all factors which the Board of Directors is aware, possess such degree of financial literacy as required to select and oversee the performance of the independent and internal auditors, to monitor the integrity of the Company’s financial statements; and otherwise to faithfully execute the Charter of the Audit Committee.

TERM
Each member of the Audit Committee shall hold office until the earliest of the following shall occur: his or her successor member is elected, or he or she dies, resigns or is removed, or until he or she ceases to be a Director.

DUTIES
The Audit Committee shall meet formally at least four times a year, with authority to convene additional meetings as deemed appropriate. The Audit Committee will meet with representatives from the external audit firm, and the Company's General Counsel, Secretary, Controller, Chief Internal Auditor, Chief Financial Officer, and Chief Executive Officer as the Committee determines appropriate. Its duties are to:

Financial Statements and Filings

  Review with management and the external auditor:
  the annual financial statements and results of the external audit.
  the interim financial statements and results of the external auditors’ review of such statements.
  the periodic reports of the Company required by the Securities Exchange Act of 1934, as amended, including officer certificates filed therewith and management discussion and analysis presented in such filings.
  other significant financial filings as necessary.
The Committee shall review such statements and reports prior to filing with the SEC. This review should include :
  significant accounting and reporting issues, including complex or unusual transactions and highly judgmental areas; and accounting alternatives; and
  the external auditor’s judgment on the quality, consistent application of accounting principles and completeness of disclosures.

     2.  Review recent professional and regulatory pronouncements and their impact on the financial statements.

Internal Controls

      3.  Review with management and the Chief Internal Auditor the effectiveness of the Company’s internal controls, including significant deficiencies identified within the Company.

     4.  Review the reports of the external auditor relating to financial reporting practices and reportable conditions in the internal control structure.

     5.  Review Company policies on internal controls, and ethical and responsible business conduct, and review the results and adequacy of programs and procedures for determining compliance with such policies.

     6.  Review information concerning environmental, legal, regulatory and other matters which may represent material financial exposure.

External Audit

     7.  Review the audit scopes and plans, and the associated fees, of the external auditors.

     8.  Review the scope and fees of non-audit services and other relationships of the external auditor, and consider the possible effect of the performance of those services on the independence of the external auditor and approve performance of non-audit services in advance.

    9. Review with external auditors any booked or waived audit adjustments, audit problems or difficulties and management’s response thereto.

  10.  Review and conclude as to the quality and independence of the external auditor firm.

  11.  Meet privately with the external auditors on a periodic basis.

Internal Audit

12. Review the organization and costs of the internal auditing department, the adequacy of its resources, and the quality of the audit staff.

   13.  Review the annual audit risk assessment and the proposed audit plans of internal auditing with management and the external auditors.

   14.  Review the coverage and results of the internal audits, including review of significant deficiencies in internal controls and/or management improprieties identified in such audit, together with management's response thereto.

   15.  Meet privately with the Chief Internal Auditor on a periodic basis.

Committee Reporting

   16.  Report to the Board of Directors significant issues and activities of the Committee.

   17.  Comply with Committee reporting obligations under the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated thereunder, and the Corporate Governance Standards of the New York Stock Exchange.

   18.  Review and assess, at least annually, the adequacy of this charter and submit the charter for approval to the full Board at least every three years.

Other

   19.   Insider any other matters related to the oversight responsibilities of the Audit Committee, as deemed advisable or necessary by Company management, the Board of Directors or the Audit Committee.

   20.  Consider guidelines and policies to govern the process by which risk assessment and management of risk is undertaken by the Company.

    21.  Review policies and procedures with respect to transactions between the Company and officers and directors, or their affiliates.

    22.  Review policies and procedures with respect to the presentation of non-GAAP financial measures.

    23.  Monitor established procedures and results of programs for confidential anonymous employee report program.

    24.  Oversee special investigations as needed.

QUORUM
A majority of the members of the Audit Committee shall constitute a quorum for all purposes and the act of a majority of the members present at any meeting at which a quorum is present shall be the act of the Committee.